EXHIBIT 16.1
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                      [Arthur Andersen LLP Letterhead]


   Office of the Chief Accountant
   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, DC 20549

   April 3, 2002

   Dear Sir/Madam:

   We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K/A dated April 3, 2002 of Newell Rubbermaid Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

   Very truly yours,

   /s/ Arthur Andersen LLP
   Arthur Andersen LLP

   Copy to:
   Ms. Andrea L. Horne
   Vice President - Corporate Development
   Newell Rubbermaid Inc.